Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE
JANUARY 19, 2012

CHESAPEAKE ENERGY CORPORATION INCLUDED ON FORTUNE
“100 BEST COMPANIES TO WORK FOR” LIST – FIFTH CONSECUTIVE YEAR

Company Moves Up 14 Spots to Rank #18

OKLAHOMA CITY, OKLAHOMA, JANUARY 19, 2012 – For the fifth consecutive year FORTUNE Magazine named Chesapeake Energy Corporation (NYSE:CHK) to its list of “100 Best Companies to Work For®.”  Moving up 14 spots from 2011, Chesapeake ranked #18; the highest listed Oklahoma-based employer and the top ranked natural gas and oil producer.  FORTUNE specifically noted Chesapeake’s high-paying career opportunities and employee perks and benefits as reasons for Chesapeake’s strong showing in the annual list.  The full list and related stories will appear in the February 6 issue of FORTUNE and is now available at www.Fortune.com/BestCompanies.

“While we celebrate any recognition of Chesapeake’s dynamic corporate culture, we are most proud of the people who work for this company,” said Aubrey McClendon, Chesapeake Chief Executive Officer.  “Our more than 12,500 employees are what make Chesapeake a great place to work.  Through teamwork and a commitment to quality and safety, the Chesapeake team is fueling a brighter energy future for our country.”

Last year Chesapeake ranked #32 on FORTUNE’s list.  Chesapeake’s climb in rank recognizes the company’s continued efforts to offer the best in career growth, benefits and work environment.

In 2011, Chesapeake added new benefits for its employees, including a state-of the-art, 63,000-square-foot child development facility in Oklahoma City, two full-time chaplains available to all employees and a comprehensive pregnancy wellness program for expectant mothers in all of the company’s operating areas.

These benefits are in addition to a $1,500 cash incentive for employees to practice healthy lifestyles, four hours of company time for volunteer work with nonprofit organizations and a full company match of 401(k) contributions up to 15% of an employee’s salary, including performance bonuses.  The company emphasizes career growth, and employees receive performance reviews, with opportunity for raises and bonuses, twice per year.

Oklahoma City employees also enjoy a 72,000-square-foot fitness center, a health center serving employees and their families, four on-campus restaurants and a sustainable employee garden stretching across an entire block.

“It is Chesapeake’s goal to be the most competitive employer in both our industry and the country,” said Martha Burger, Chesapeake Senior Vice President – Human & Corporate Resources.  “The benefits we offer, in addition to our outstanding career opportunities, allow us to recruit and retain top talent.  Chesapeake’s employees are the driving force behind the success of our company.  We are committed to caring for each other as colleagues and caring for the communities where we do business.”

INVESTOR CONTACTS:		MEDIA CONTACTS:		CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Michael Kehs	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-2560	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

In 2011, Chesapeake hired approximately 4,800 employees.  As energy demands increase, and domestic oil and natural gas production continues to grow, the company plans to hire 5,000 employees in 2012 in operating areas across the country.  In Oklahoma alone, Chesapeake expects to hire more than 1,000 team members – from truck drivers and righands to engineers and geologists.  More information about Chesapeake careers can be found at www.chk.com/careers.

To pick the 100 Best Companies to Work For, Fortune partners with the Great Place to Work Institute to conduct the most extensive employee survey in corporate America; 280 firms participated in this year’s survey.  More than 246,000 employees at those companies responded to a survey created by the institute, a global research and consulting firm operating in 45 countries around the world.  Two-thirds of a company’s score is based on the results of the institute’s Trust Index survey, which is sent to a random sample of employees from each company.  The survey asks questions related to their attitudes about management’s credibility, job satisfaction, and camaraderie.  The other third is based on responses to the institute’s Culture Audit, which includes detailed questions about pay and benefit programs and a series of open-ended questions about hiring practices, methods of internal communication, training, recognition programs, and diversity efforts.  After evaluations are completed, if news about a company comes to light that may significantly damage employees’ faith in management, we may exclude it from the list.  Any company that is at least five years old and has more than 1,000 U.S. employees is eligible.  For information on how to apply, visit www.greatplacetowork.com.

Chesapeake Energy Corporation (NYSE:CHK) is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippi Lime, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling, trucking, pressure pumping and other oilfield service assets directly and indirectly through its subsidiaries Chesapeake Midstream Development, L.P. and Chesapeake Oilfield Services, L.L.C. and its affiliate Chesapeake Midstream Partners, L.P. (NYSE:CHKM)  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and news releases.